UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _)

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Filed by a Party other than the Registrant ☐

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☐         Preliminary Proxy Statement

☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material Pursuant to §240.14a-12

EXPRO GROUP HOLDINGS N.V.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒         No fee required.

☐         Fee paid previously with preliminary materials.

☐         Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

EXPRO GROUP HOLDINGS N.V.

Mastenmakersweg 1, 1786 PB Den Helder, The Netherlands

to be held on June 10, 2026 at 4:00 p.m. Central European Time

In the offices of Van Campen Liem, Amsterdam, J.J. Viottastraat 52, 1071 JT,

Amsterdam, The Netherlands

To the shareholders of Expro Group Holdings N.V. (“Expro”):

This convocation notice relates to the 2026 Expro annual general meeting of shareholders (the “Annual Meeting”) at which Expro’s shareholders will be asked to consider and vote on the proposals addressed at Expro’s annual general meeting. The Annual Meeting will be held on the date, time and location as mentioned above.

Expro strongly encourages its shareholders to exercise their voting rights through an electronic or written proxy. If a shareholder is unable to attend the Annual Meeting in person, he or she can follow along through the listen-only telephone conference / audio webcast, of which the details are set out below.

United States of America             +1 (646) 844-6383 (US Toll) or +1 (833) 470-1428 (US Toll-Free)

The Netherlands                           +31 852 081 999

Access Code                                 667978

If a shareholder intends to attend the meeting in person, he or she is requested to send an email to investorrelations@expro.com on or before June 3, 2026 in order for us to make appropriate arrangements.

This Annual Meeting has been called by Expro’s board of directors (the “Board”). At this meeting, you will be asked to consider and vote on the following proposals:

Proposals in connection with the Transaction (as defined below):

(i)

to approve an amendment of the articles of association (as amended, the “Articles of Association”) of Expro to include a formula on the basis of which cash compensation to Expro’s shareholders who exercise their withdrawal right in connection with the Luxembourg Merger (as defined below), as referred to in Section 2:333h(1) of the Dutch Civil Code, can be readily determined and to authorize each deputy civil law notary and/or notarial employee of Allen Overy Shearman Sterling LLP, Amsterdam office (“AOS”), and each of them severally, to execute and sign the Deed of Amendment in connection therewith;

(ii)

to approve an amendment of the Articles of Association to provide for the conversion of shares of common stock of Expro into shares of Class B common stock of Expro if and to the extent Expro’s shareholders exercise their withdrawal rights and to authorize each deputy civil law notary and notarial employee of AOS, and each of them severally, to execute and sign the Deed of Amendment in connection therewith;

(iii)

To approve a series of proposed and joint transactions, including (a) the downstream cross-border merger of Expro with and into Expro Luxembourg S.A., with Expro Luxembourg S.A. surviving (the “Luxembourg Merger”), and (b) as soon as practicable following completion of the Luxembourg Merger, the downstream cross-border merger of Expro Luxembourg S.A. with and into Expro Ltd, with Expro Ltd surviving (jointly the “Transaction”).

Other proposals in connection with the Annual Meeting:

(iv)	to elect seven director nominees named in the proxy statement to serve until Expro’s annual meeting of shareholders in 2027 or the earlier completion of the Luxembourg Merger;

(v)	to approve on a non-binding advisory basis the compensation of Expro’s named executive officers for the year ended December 31, 2025;

i

(vi)

to review the annual report for the fiscal year ended December 31, 2025, including the paragraph relating to corporate governance, to confirm and ratify the preparation of Expro’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2025;

(vii)	to discharge the members of the Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2025;

(viii)	to appoint Deloitte Accountants B.V. as Expro’s auditor who will audit the Dutch statutory annual accounts of Expro for the fiscal year ending December 31, 2026, as required by Dutch law;

(ix)

to ratify the appointment of Deloitte & Touche LLP as Expro’s independent registered public accounting firm to audit Expro’s U.S. GAAP financial statements for the fiscal year ending December 31, 2026;

(x)

to authorize the Board to repurchase shares up to 10% of the issued share capital, for any legal purpose, through the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the New York Stock Exchange, and during a period of 18 months starting from the date of the Annual Meeting;

(xi)

to authorize the Board to issue shares up to 20% of the issued share capital as of the date of the Annual Meeting, for any legal purpose, at the stock exchange or in a private purchase transaction, and during a period of 18 months starting from the date of the Annual Meeting. The authorization also includes the authority to restrict or exclude pre-emptive rights upon an issue of shares; and

(xii)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All shareholders of Expro are entitled to attend the Annual Meeting and to vote the shares of common stock that they hold as of the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code (which is May 13, 2026, as described further in the proxy statement). Each person who attends the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport and proof of share ownership as of May 13, 2026. Examples of proof of share ownership include voting instruction statements from a broker or bank or share certificates. Even if you plan to attend the Annual Meeting, Expro urges you to promptly vote your shares of common stock by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of common stock personally if you attend the Annual Meeting. Please note, however, that if you hold your shares of common stock through a broker or other nominee, and you wish to vote in person at the Annual Meeting, you must obtain from your broker or other nominee a proxy issued in your name.

For further information, please review the proxy statement, which contains detailed descriptions of the proposals to be voted upon at the Annual Meeting, as well as the other meeting documents for this Annual Meeting including but not limited to the cross border merger proposal for the Luxembourg Merger, the verbatim text of the proposed amendments to the Articles of Association referred to under (i) and (ii) above (in Dutch and in English) as Annexes D and E and the other documents for the Transaction, at www.expro.com.

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